VALHI REPORTS FIRST QUARTER 2019 RESULTS

DALLAS, TEXAS . . May 9, 2019.  Valhi, Inc. (NYSE: VHI) reported net income from continuing operations attributable to Valhi stockholders of $18.2 million, or $.05 per diluted share, in the first quarter of 2019 compared to $51.7 million, or $.15 per diluted share, in the first quarter of 2018.   Net income from continuing operations attributable to Valhi stockholders decreased primarily due to lower operating results in the Company’s Chemicals Segment in 2019.

The Chemicals Segment’s net sales of $436.5 million in the first quarter of 2019 were $6.1 million, or 1%, higher than in the first quarter of 2018.  The Chemicals Segment’s net sales increased in the first quarter of 2019 as compared to the same period in 2018 due to the net effect of lower average TiO2 selling prices and higher sales volumes.  The Chemicals Segment’s average TiO2 selling prices were 8% lower in the first quarter of 2019 as compared to the first quarter of 2018.  The Chemicals Segment’s average TiO2 selling prices at the end of the first quarter of 2019 were 4% lower than at the end of 2018 with lower prices in the European, North American and Latin American markets, partially offset by higher prices in the export market.  TiO2 sales volumes in the first quarter of 2019 were 15% higher as compared to the first quarter sales volumes of 2018 due to higher sales in all major markets.  Fluctuations in currency exchange rates (primarily the euro) also affected net sales comparisons, decreasing net sales by approximately $15 million in the first quarter of 2019 as compared to the first quarter of 2018.  The table at the end of this press release shows how each of these items impacted net sales.

The Chemicals Segment’s operating income in the first quarter of 2019 was $52.8 million as compared to $110.6 million in the first quarter of 2018.  The Chemicals Segment’s operating income decreased in the first quarter of 2019 as the unfavorable effect of lower average TiO2 selling prices and higher raw materials (primarily third-party feedstock ore) and other production costs more than offset the favorable impact of higher sales and production volumes.  The Chemicals Segment’s TiO2 production volumes were 1% higher in the first quarter of 2019 as compared to the first quarter of 2018.  The Chemicals Segment operated its production facilities at average practical capacity utilization rates of 95% and 97% in the first quarter of 2018 and 2019, respectively.  Fluctuations in currency exchange rates also affected segment profit comparisons, which increased operating income by approximately $8 million in the first quarter of 2019 as compared to the first quarter of 2018.

The Component Products Segment’s net sales in the first quarter of 2019 increased as compared to 2018 primarily due to higher marine component sales, primarily surf pipes and wake enhancement systems to an original equipment boat manufacturer and to a lesser extent higher security products sales volumes to existing government security customers.  The Component Products Segment’s operating income was comparable in the first quarter of 2019 and the same period of 2018 as the benefit of higher sales was offset by increased labor rates and medical costs at security products reporting unit as well as a less favorable customer and product mix at marine components reporting unit.

The Real Estate Management and Development Segment had first quarter 2019 sales of $11.9 million, including $9.5 million in revenue on sales of land held for development, compared to the first quarter of 2018 sales of $7.2 million, including $5.8 million in sales of land held for development.   The Real Estate Management and Development Segment had operating income of $3.2 million in the first quarter of 2019 compared to $3.8 million in the first quarter of 2018.  Land sales revenue is generally recognized over time based on costs inputs, and land sales revenues are dependent on spending for development activities as we balance development requirements with home builder outputs during the year.   Land sales revenues are also impacted by the relative timing of when new land parcel sales are closed.  Operating income also includes $1.1 million in the first quarter in 2019 and $3.1 million in the first quarter of 2018 of income related to the recognition of tax increment reimbursement note receivables.
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Corporate expenses decreased to $7.9 million in the first quarter of 2019 compared to $14.0 million in the first quarter of 2018 primarily due to lower environmental remediation and related costs and litigation and related costs in 2019 compared to 2018. In the first quarter of 2018 we sold two parcels of land not used in our operating activities for an aggregate pre-tax gain of $12.5 million ($9.6 million, or $.03 per diluted share, net of income taxes and noncontrolling interest).

As previously reported, on January 26, 2018 we sold our Waste Management Segment, the results of operations of which have been reclassified to discontinued operations for all periods presented.  Discontinued operations in the first quarter of 2018 consists principally of a pre-tax gain on the disposal of this Segment of $58.4 million ($38.2 million, or $.11 per diluted share, net of income taxes).

The statements in this press release relating to matters that are not historical facts are forward-looking statements that represent management's beliefs and assumptions based on currently available information.  Although the Company believes the expectations reflected in such forward-looking statements are reasonable, it cannot give any assurances that these expectations will be correct.  Such statements by their nature involve substantial risks and uncertainties that could significantly impact expected results, and actual future results could differ materially from those predicted. While it is not possible to identify all factors, the Company continues to face many risks and uncertainties.  Among the factors that could cause our actual future results to differ materially include, but are not limited to, the following:

•	Future supply and demand for our products;
•	The extent of the dependence of certain of our businesses on certain market sectors;
•	The cyclicality of certain of our businesses (such as Kronos’ TiO2 operations);
•	Customer and producer inventory levels;
•	Unexpected or earlier-than-expected industry capacity expansion (such as the TiO2 industry);
•
Changes in raw material and other operating costs (such as ore, zinc, brass, steel and energy costs) and our ability to pass those costs on to our customers or offset them with reductions in other operating costs;

•	Changes in the availability of raw materials (such as ore);
•
General global economic and political conditions (such as changes in the level of gross domestic product in various regions of the world and the impact of such changes on demand for, among other things, TiO2 and component products);

•	Competitive products and prices and substitute products, including increased competition from low-cost manufacturing sources (such as China);
•	Possible disruption of our business or increases in the cost of doing business resulting from terrorist activities or global conflicts;
•	Customer and competitor strategies;
•	Potential difficulties in integrating future acquisitions;
•	Potential difficulties in upgrading or implementing accounting and manufacturing software systems (such as the Chemicals Segment’s new enterprise resource planning system);
•	Potential consolidation of our competitors;
•	Potential consolidation of our customers;
•	The impact of pricing and production decisions;
•	Competitive technology positions;
•	Our ability to protect or defend intellectual property rights;
•	The introduction of trade barriers;
•	The ability of our subsidiaries to pay us dividends;
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•	The impact of current or future government regulations (including employee healthcare benefit related regulations);
•	Uncertainties associated with new product development and the development of new product features;
•
Fluctuations in currency exchange rates (such as changes in the exchange rate between the U.S. dollar and each of the euro, the Norwegian krone and the Canadian dollar) or possible disruptions to our business resulting from potential instability resulting from uncertainties associated with the euro or other currencies;

•	Operating interruptions (including, but not limited to, labor disputes, leaks, natural disasters, fires, explosions, unscheduled or unplanned downtime, transportation interruptions and cyber attacks);
•	Decisions to sell operating assets other than in the ordinary course of business;
•	The timing and amounts of insurance recoveries;
•	Our ability to renew, amend, refinance or establish credit facilities;
•	Our ability to maintain sufficient liquidity;
•	The ultimate outcome of income tax audits, tax settlement initiatives or other tax matters, including future tax reform;
•	Our ultimate ability to utilize income tax attributes, the benefits of which may or may not presently have been recognized under the more-likely-than-not recognition criteria;
•
Environmental matters (such as those requiring compliance with emission and discharge standards for existing and new facilities, or new developments regarding environmental remediation at sites related to our former operations);

•
Government laws and regulations and possible changes therein (such as changes in government regulations which might impose various obligations on former manufacturers of lead pigment and lead-based paint, including NL, with respect to asserted health concerns associated with the use of such products) including new environmental health and safety regulations;

•	The ultimate resolution of pending litigation (such as NL’s lead pigment litigation, environmental and other litigation);
•	Our ability to comply with covenants contained in our revolving bank credit facilities;
•	Our ability to complete and comply with the conditions of our licenses and permits;
•	Changes in real estate values and construction costs in Henderson, Nevada;
•	Water levels in Lake Mead; and
•	Possible future litigation.

Should one or more of these risks materialize (or the consequences of such development worsen), or should the underlying assumptions prove incorrect, actual results could differ materially from those currently forecasted or expected.  We disclaim any intention or obligation to update or revise any forward-looking statement whether as a result of changes in information, future events or otherwise.

Valhi, Inc. is engaged in the titanium dioxide pigments, component products (security products and high performance marine components), and real estate management and development industries.

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VALHI, INC. AND SUBSIDIARIES
CONDENSED SUMMARY OF INCOME
(In millions, except earnings per share)

	Three months ended
	March 31,
	2018	2019
Net sales	(unaudited)
Chemicals	$430.4	$436.5
Component products	28.4	31.2
Real estate management and development	7.2	11.9

Total net sales	$466.0	$479.6

Operating income

Chemicals	$110.6	$52.8
Component products	4.4	4.4
Real estate management and development	3.8	3.2

Total operating income	118.8	60.4

General corporate items:
Securities earnings	8.3	3.1
Insurance recoveries	.2	.3
Gain on land sales	12.5	-
Changes in market value of Valhi common stock held by subsidiaries	(.3)	1.1
Other components of net periodic pension and OPEB expense	(3.7)	(4.1)
General expenses, net	(14.0)	(7.9)
Interest expense	(15.4)	(10.3)

Income from continuing operations before income taxes	106.4	42.6

Income tax expense	36.2	14.2

Net income from continuing operations	70.2	28.4

Income from discontinued operations	37.6	-

Net income	107.8	28.4

Noncontrolling interest in net income
of subsidiaries	18.5	10.2

Net income attributable to Valhi stockholders	$89.3	$18.2

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VALHI, INC. AND SUBSIDIARIES
CONDENSED SUMMARY OF INCOME (Continued)
(In millions, except earnings per share)

	Three months ended
	March 31,
	2018	2019
	(unaudited)
Amounts attributable to Valhi stockholders:

Income from continuing operations	$51.7	$18.2
Income from discontinued operations	37.6	-

Net income attributable to Valhi stockholders	$89.3	$18.2

Basic and diluted net income per share
Income from continuing operations	$.15	$.05
Income from discontinued operations	.11	-

Net income attributable to Valhi stockholders	$.26	$.05

Basic and diluted weighted average shares outstanding	342.0	342.0

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VALHI, INC. AND SUBSIDIARIES
IMPACT OF PERCENTAGE CHANGE IN CHEMICAL SEGMENT'S NET SALES

Three months ended
March 31,
2019 vs. 2018

Percentage change in TiO2 net sales :
TiO2 product pricing	(8)%
TiO2 sales volumes	15
TiO2 product mix	(3)
Changes in currency exchange rates	(3)

Total	1%

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